Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Stifel Financial Corp. and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements of Stifel Financial Corp., and the effectiveness of internal control over financial reporting of Stifel Financial Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 4, 2013